Exhibit 99.2

News Release
FOR IMMEDIATE RELEASE
DECEMBER 14, 2012

CHESAPEAKE ENERGY CORPORATION ANNOUNCES VOLUNTARY
SEPARATION PROGRAM FOR ELIGIBLE EMPLOYEES

OKLAHOMA CITY, OKLAHOMA, DECEMBER 14, 2012 – Chesapeake Energy Corporation (NYSE:CHK) today announced that it has offered a voluntary separation program to certain Chesapeake employees as part of the company’s ongoing efforts to improve efficiencies and reduce costs. The voluntary program is being offered to approximately 275 employees who meet criteria based upon a combination of age and years of Chesapeake service.

Eligible employees will have 45 days to consider the offer. Those employees who choose to accept the offer will separate from the company in February 2013. The company retains the right to temporarily delay key employees' departures from the company to ensure appropriate staffing levels to meet business needs.

Martha A. Burger, Chesapeake’s Senior Vice President – Human and Corporate Resources, noted, “This program is designed to give our longer-term employees the chance to benefit from their years of service to Chesapeake while furthering our efforts to maximize corporate performance and maintain our leadership role in this competitive and constantly evolving industry.”

Chesapeake Energy Corporation (NYSE:CHK) is the second-largest producer of natural gas, a Top 15 producer of oil and natural gas liquids and the most active driller of new wells in the U.S. Headquartered in Oklahoma City, the company's operations are focused on discovering and developing unconventional natural gas and oil fields onshore in the U.S. Chesapeake owns leading positions in the Eagle Ford, Utica, Granite Wash, Cleveland, Tonkawa, Mississippi Lime and Niobrara unconventional liquids plays and in the Marcellus, Haynesville/Bossier and Barnett unconventional natural gas shale plays. The company also owns substantial marketing and oilfield services businesses through its subsidiaries Chesapeake Energy Marketing, Inc. and Chesapeake Oilfield Operating, L.L.C. Further information is available at www.chk.com where Chesapeake routinely posts announcements, updates, events, investor information, presentations and news releases.

INVESTOR CONTACTS:		MEDIA CONTACTS:		CHESAPEAKE ENERGY CORPORATION
Jeffrey L. Mobley, CFA	John J. Kilgallon	Michael Kehs	Jim Gipson	6100 North Western Avenue
(405) 767-4763	(405) 935-4441	(405) 935-2560	(405) 935-1310	P.O. Box 18496
jeff.mobley@chk.com	john.kilgallon@chk.com	michael.kehs@chk.com	jim.gipson@chk.com	Oklahoma City, OK 73154